To the Shareholders                                        August 5, 1998
First Mid-Illinois Bancshares, Inc.



     We are pleased to announce that the Board of Directors has approved the repurchase of up to 3% of the Company's common stock. The repurchase program demonstrates the Board's confidence in the long-term future of the Company as well as its commitment to improve the overall level of services to shareholders. The shares will be repurchased at the most recent market price of the stock. Shareholders who are interested in selling their shares to the Company should contact Ms. Christie Burich, Manager of Shareholder Services at 217/258-0493.

     Another noteworthy item to report is the establishment of First Mid-Illinois Insurance Services, Inc. which recently began operations as a wholly owned subsidiary of First Mid-Illinois Bank & Trust. First Mid Insurance will operate as part of the Bank's Trust and Investment Group under the direction of Bank Executive Vice President, Jack Kuzcynski. This area of the Bank offers a wide range of investment advisory, estate and retirement planning, retail brokerage and now life insurance services. Kuczynski noted, "This area of our business is growing rapidly as our customers look to the Bank for assistance with their long-term financial planning. We are enthusiastic about the opportunity to add life insurance to our product mix as it is a natural compliment to the other services the Group offers." Shareholders who have an interest in these services should contact Jack Kuzcynski at 217/258-0652.



Daniel E. Marvin, Jr.                     William S. Rowland
President and Chief Executive Officer     Executive Vice President and
                                          Chief Financial Officer